EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Net Sales of $187.7 million ~

~ Operating Income of $20.7 million; Adjusted Operating Income of $21.1 million ~

~ EPS of $0.77 and Adjusted EPS of $0.78 ~

~ Company Updates Fiscal 2024 Outlook ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – November 30, 2023 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter and nine-month results for the periods ended October 31, 2023.

Fiscal 2024 Third Quarter Highlights (See table below for GAAP and Non-GAAP measures)

•	Reported net sales of $187.7 million versus $211.4 million in the third quarter of fiscal 2023;
•	Generated gross margin of 54.5% compared to 57.3% in the prior year period;
•	Generated operating income of $20.7 million as compared to $38.3 million in the prior year period; Adjusted operating income of $21.1 million as compared to $38.9 million;
•	Delivered diluted earnings per share of $0.77 as compared to $1.28 in the prior year period; Adjusted diluted earnings per share of $0.78 as compared to $1.31; and
•	Ended the quarter with cash of $201.0 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “For the third quarter, our results were impacted by the challenging retail environment in our largest markets, the United States and Europe. Notwithstanding this, the quarter saw us continue to advance our strategic priorities and invest in our brands while preparing for the all-important holiday selling season. Importantly, the strength of our balance sheet, with $201.0 million of cash at quarter-end and no debt, allowed us to remain flexible as we continued to navigate the difficult backdrop.”

Mr. Grinberg continued, “As we look to the final quarter of the year, we believe it is appropriate to moderate our annual outlook to incorporate our expectation for a continuation of the current operating environment across the U.S. and Europe. That said, we believe we are well positioned to capitalize on the holiday season with compelling newness across our watch and jewelry brands. We are particularly enthusiastic about the refreshed branding and advertising campaign in support of the Movado brand. Overall, we see significant opportunity ahead for Movado Group as we update our strategies to address the evolving landscape in the fashion watch category. We remain committed to continuing to drive long-term profitable growth.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Third quarter fiscal 2024 results of operations included the following items:

•	a $0.4 million pre-tax charge, or $0.3 million after tax, representing $0.01 per diluted share, associated with the amortization of acquired intangible assets related to the acquisitions of Olivia Burton and MVMT.

Third quarter fiscal 2023 results of operations included the following items:

•	a $0.7 million pre-tax charge, or $0.5 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisitions of Olivia Burton and MVMT.

In this press release, references to “adjusted” results exclude the impact of the above charges and the charges described in the Non-GAAP Items section of the Company’s earnings releases for the first and second quarters of fiscal year 2024 in deriving the adjusted results for the nine months ended October 31, 2023 and October 31, 2022. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Third Quarter Fiscal 2024 (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 11.2% to $187.7 million, or decreased 13.5% on a constant dollar basis, compared to $211.4 million in the third quarter of fiscal 2023. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores, online retail and Movado Company Stores. U.S. net sales decreased 12.3% as compared to the third quarter of last year. International net sales decreased 10.4% (14.4% on a constant dollar basis) as compared to the third quarter of last year.
•	Gross profit was $102.3 million, or 54.5% of sales, compared to $121.0 million, or 57.3% of sales, in the third quarter of fiscal 2023. The decrease in gross margin percentage was primarily the result of unfavorable changes in channel and product mix and the decreased leverage of certain fixed costs on lower sales, partially offset by decreased shipping costs and the favorable impact of foreign currency exchange rates.

•	Operating expenses were $81.6 million compared to $82.8 million in the third quarter of fiscal 2023. Adjusted operating expenses were $81.3 million for the third quarter of fiscal 2024 and $82.1 million in the third quarter of fiscal 2023. This decrease was primarily due to lower performance-based compensation, partially offset by higher payroll related expenses and marketing expenses. As a percent of sales, adjusted operating expenses increased to 43.3% of sales from 38.8% in the prior year period due to lower sales.
•	Operating income was $20.7 million compared to $38.3 million in the third quarter of fiscal 2023. Adjusted operating income for the third quarter of fiscal 2024 was $21.1 million compared to adjusted operating income of $38.9 million in the third quarter of fiscal 2023.
•	The Company recorded a tax provision of $4.5 million compared to a tax provision of $8.4 million in the third quarter of fiscal 2023. The Company recorded an adjusted tax provision in the third quarter of fiscal 2024 of $4.6 million compared to an adjusted tax provision of $8.6 million in the third quarter of fiscal 2023.
•	Net income was $17.4 million, or $0.77 per diluted share, compared to net income of $29.3 million, or $1.28 per diluted share, in the third quarter of fiscal 2023. Adjusted net income for the fiscal 2024 period was $17.7 million, or $0.78 per diluted share. This compares to adjusted net income in the third quarter of fiscal 2023 of $29.8 million, or $1.31 per diluted share.

Nine Month Results Fiscal 2024 (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 11.6% to $493.0 million, or decreased 12.6% on a constant dollar basis, compared to $557.6 million in the first nine months of fiscal 2023. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores, online retail and Movado Company Stores. U.S. net sales decreased 13.4% as compared to the first nine months of last year. International net sales decreased 10.3% (12.1% on a constant dollar basis) as compared to the first nine months of last year.
•	Gross profit was $273.6 million, or 55.5% of sales, compared to $324.6 million, or 58.2% of sales in the same period last year. The decrease in gross margin percentage was primarily the result of unfavorable changes in channel and product mix, the decreased leverage of higher fixed costs on lower sales and the unfavorable impact of foreign currency exchange rates, partially offset by reduced shipping costs.
•	Operating expenses were $232.4 million as compared to $230.4 million in the same period last year. Adjusted operating expenses were $230.7 million compared to $228.3 million in the prior year period. This increase was primarily due to higher payroll-related costs, partially offset by lower performance-based compensation and marketing expenses. As a percent of sales, adjusted operating expenses increased to 46.8% of sales from 40.9% in the prior year period primarily due to lower sales.
•	Operating income was $41.2 million compared to operating income of $94.2 million in the same period last year. Adjusted operating income was $42.9 million compared to $96.4 million in the prior year period.
•	The Company recorded a tax provision in the first nine months of fiscal 2024 of $9.9 million as compared to a provision of $20.9 million in the first nine months of fiscal 2023. The Company recorded an adjusted tax provision of $10.3 million compared to an adjusted tax provision of $21.3 million for the first nine months of fiscal 2023.
•	Net income was $34.6 million, or $1.53 per diluted share, compared to net income of $71.8 million, or $3.12 per diluted share, in the first nine months of last year. In the first nine months of fiscal 2024, adjusted net income was $35.9 million, or $1.58 per diluted share, compared to adjusted net income of $73.5 million, or $3.19 per diluted share, in the first nine months of fiscal 2023.

Fiscal 2024 Outlook

The Company is revising its previously provided outlook to reflect third quarter results and the expected continuing impact of a challenging environment.

For Fiscal Year 2024, the Company currently expects:

•	Net sales in a range of approximately $665.0 million to $675.0 million, as compared to its previous expectation for net sales in the range of $690.0 million to $700.0 million;
•	Gross profit of approximately 55% of net sales, unchanged from its previous expectation;
•	Operating income in a range of $51.0 million to $55.0 million, as compared to its previous expectation for operating income in a range of $62.5 million to $65.0 million;
•	An effective tax rate of approximately 23%, unchanged from its previous expectation; and
•	Earnings of $1.85 to $2.00 per diluted share, as compared to its previous expectation of $2.15 to $2.25 per diluted share.

The Company noted that its fiscal 2024 outlook continues to exclude approximately $2.1 million of amortization of acquired intangible assets related to the Olivia Burton and MVMT brands. This outlook does not contemplate further deterioration in the economic environment and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on November 30, 2023, the Board of Directors approved the payment on December 26, 2023 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on December 12, 2023.

During the third quarter of fiscal 2024, the Company repurchased approximately 69,700 shares under its November 23, 2021 share repurchase program. As of October 31, 2023, the Company had $18.6 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, November 30, 2023, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.

Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on November 30, 2023 until 11:59 p.m. ET on December 14, 2023 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13742649.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, HUGO BOSS®, LACOSTE®, and TOMMY HILFIGER® watches, and, to a lesser extent, jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic, the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2023	2022	2023	2022

Net sales	$187,686	$211,397	$492,981	$557,625

Cost of sales	85,358	90,370	219,364	232,986

Gross profit	102,328	121,027	273,617	324,639

Total operating expenses	81,636	82,756	232,378	230,417

Operating income	20,692	38,271	41,239	94,222

Non-operating income/(expense):
Other income, net	1,632	422	4,194	704
Interest expense	(135)	(143)	(361)	(356)

Income before income taxes	22,189	38,550	45,072	94,570

Provision for income taxes	4,519	8,439	9,938	20,868

Net income	17,670	30,111	35,134	73,702

Less: Net income attributable to noncontrolling interests	281	825	568	1,900

Net income attributable to Movado Group, Inc.	$17,389	$29,286	$34,566	$71,802

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.77	$1.28	$1.53	$3.12

Weighted diluted average shares outstanding	22,677	22,794	22,641	23,044

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	October 31,		% Change

	2023	2022

Total net sales, as reported	$187,686	$211,397	-11.2%

Total net sales, constant dollar basis	$182,797	$211,397	-13.5%

	Nine Months Ended
	October 31,		% Change

	2023	2022

Total net sales, as reported	$492,981	$557,625	-11.6%

Total net sales, constant dollar basis	$487,237	$557,625	-12.6%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended October 31, 2023
As Reported (GAAP)	$187,686	$102,328	$81,636	$20,692	$22,189	$4,519	$17,389	$0.77
Olivia Burton and MVMT Costs (1)	—	—	(376)	376	376	90	286	0.01
Adjusted Results (Non-GAAP)	$187,686	$102,328	$81,260	$21,068	$22,565	$4,609	$17,675	$0.78

Three Months Ended October 31, 2022
As Reported (GAAP)	$211,397	$121,027	$82,756	$38,271	$38,550	$8,439	$29,286	$1.28
Olivia Burton and MVMT Costs (1)	—	—	(671)	671	671	132	539	0.03
Adjusted Results (Non-GAAP)	$211,397	$121,027	$82,085	$38,942	$39,221	$8,571	$29,825	$1.31

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Nine Months Ended October 31, 2023
As Reported (GAAP)	$492,981	$273,617	$232,378	$41,239	$45,072	$9,938	$34,566	$1.53
Olivia Burton and MVMT Costs (1)	—	—	(1,695)	1,695	1,695	407	1,288	0.05
Adjusted Results (Non-GAAP)	$492,981	$273,617	$230,683	$42,934	$46,767	$10,345	$35,854	$1.58

Nine Months Ended October 31, 2022
As Reported (GAAP)	$557,625	$324,639	$230,417	$94,222	$94,570	$20,868	$71,802	$3.12
Olivia Burton and MVMT Costs (1)	—	—	(2,152)	2,152	2,152	421	1,731	0.07
Adjusted Results (Non-GAAP)	$557,625	$324,639	$228,265	$96,374	$96,722	$21,289	$73,533	$3.19

(1)	Related to the amortization of acquired intangible assets for Olivia Burton and MVMT and MVMT's deferred compensation, where applicable.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,	January 31,	October 31,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$200,965	$251,584	$186,665
Trade receivables, net	135,523	94,282	135,566
Inventories	171,966	186,203	215,006
Other current assets	18,856	24,212	18,664
Income taxes receivable	11,135	10,908	7,978
Total current assets	538,445	567,189	563,879

Property, plant and equipment, net	19,458	18,699	18,207
Operating lease right-of-use assets	84,212	80,897	74,918
Deferred and non-current income taxes	44,814	44,490	44,288
Other intangibles, net	7,688	9,642	9,818
Other non-current assets	68,780	66,788	64,570
Total assets	$763,397	$787,705	$775,680

LIABILITIES AND EQUITY

Accounts payable	$22,998	$32,085	$40,884
Accrued liabilities	57,165	46,720	66,894
Accrued payroll and benefits	10,317	17,343	15,581
Current operating lease liabilities	15,885	17,681	16,779
Income taxes payable	20,024	28,591	25,457
Total current liabilities	126,389	142,420	165,595

Deferred and non-current income taxes payable	7,966	15,163	15,639
Non-current operating lease liabilities	76,929	70,910	65,164
Other non-current liabilities	49,195	48,668	45,735

Redeemable noncontrolling interest	—	—	2,433

Shareholders' equity	500,439	507,606	478,021

Noncontrolling interest	2,479	2,938	3,093
Total equity	502,918	510,544	481,114

Total liabilities, redeemable noncontrolling interest and equity	$763,397	$787,705	$775,680

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 31,

	2023	2022
Cash flows from operating activities:
Net income	$35,134	$73,702
Depreciation and amortization	7,278	8,218
Other non-cash adjustments	8,258	7,413
Changes in working capital	(43,865)	(108,857)
Changes in non-current assets and liabilities	563	(4,125)
Net cash provided by/(used in) operating activities	7,368	(23,649)

Cash flows from investing activities:
Capital expenditures	(6,627)	(4,703)
Long-term investments	(2,040)	(2,716)
Trademarks and other intangibles	(113)	(175)
Net cash used in investing activities	(8,780)	(7,594)

Cash flows from financing activities:
Dividends paid	(45,399)	(23,600)
Stock repurchases	(2,349)	(28,150)
Distribution of noncontrolling interest earnings	(780)	—
Stock awards and options exercised and other changes	(73)	(80)
Other	—	(85)
Net cash used in financing activities	(48,601)	(51,915)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(377)	(7,349)
Net change in cash, cash equivalents, and restricted cash	(50,390)	(90,507)
Cash, cash equivalents, and restricted cash at beginning of period	252,179	277,716

Cash, cash equivalents, and restricted cash at end of period	$201,789	$187,209

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$200,965	$186,665
Restricted cash included in other non-current assets	824	544
Cash, cash equivalents, and restricted cash	$201,789	$187,209